Exhibit 99.1
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ASTEC REPORTS FIRST QUARTER 2021 RESULTS

First Quarter 2021 Highlights (all comparisons are made to the prior year first quarter):
•Net Sales decreased 1.5% to $284.4 million
•Gross Profit Margin of 24.1% decreased 130 bps
•Net Income decreased 57.8% to $8.7 million; Adjusted Net Income of $9.3 million decreased 57.9% from $22.1 million
•Diluted EPS of $0.38 compared to $0.91; Adjusted EPS of $0.41 decreased from $0.97, which included $0.42 NOL tax benefit from CARES Act in prior year

CHATTANOOGA, Tenn. (May 5, 2021) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for the first quarter of 2021.

First quarter of 2021 net sales of $284.4 million decreased 1.5% compared to $288.8 million for the first quarter of 2020. Domestic sales decreased $8.2 million or 3.5% due mainly to a used inventory reduction initiative in the first quarter of 2020. The sale of used inventory decreased $4.8 million or 55.8% in the first quarter versus last year. International sales increased $3.8 million or 6.9%.

Backlog as of March 31, 2021 of $420.8 million increased $175.4 million, or 71.5% compared to the backlog of $245.4 million a year ago. Domestic backlog increased by 74.4% to $322.9 million while international backlog increased by 62.6% to $97.9 million.

Operating profit of $9.8 million in the first quarter of 2021 decreased 35.1% compared to operating profit of $15.1 million in the first quarter 2020. First quarter of 2021 adjusted operating income of $10.5 million, decreased 39.0% compared to $17.2 million a year ago. Adjusted operating margin of 3.7% decreased 230 basis points from 6.0% in first quarter 2020 due to unfavorable product mix in Infrastructure Solutions and under absorption in Materials Solutions. Unfavorable product mix was driven by certain international product sales with lower than normal margins as compared to domestic sales, primarily due to logistics costs. Efforts to build our global supply chain are expected to improve the international margins as we grow this part of the business. The under absorption was primarily related to the movement of production from our Mequon site to other Astec sites. Operating expenses were relatively flat at $58.7 million on a year over year basis. A $3.6 million increase in dues and subscriptions, primarily technology related, was partially offset by a $1.9 million COVID-related reduction in travel expenses.

The income tax rate for the quarter was 9.4% and the adjusted income tax rate was 9.7%. The low income tax rate was primarily due to benefits from the booking of stock compensation and state tax deductions associated with management fee allocations.

Net income of $8.7 million decreased 57.8% compared to the prior year quarter, while diluted EPS decreased to $0.38, or 58.2%. Adjusted net income of $9.3 million decreased 57.9% compared to the prior year period, while Adjusted EPS of $0.41 decreased 57.7% compared to $0.97 for the first quarter of 2020.

Adjusted EBITDA of $18.0 million decreased 24.1% compared to $23.7 million a year ago. Adjusted EBITDA margin of 6.3% decreased 190 basis points from 8.2% in first quarter of 2020 largely driven by strategic sales, lower factory absorption and investments in technology.

"The sale of new equipment and parts were up slightly for the quarter, however those increases were offset by a year-over-year decline in used equipment sales. In the prior year, we executed our plan to reduce used inventory," said Barry Ruffalo, CEO of Astec. "During the fourth quarter of 2020 we began the process of moving the manufacturing of our Mequon site products to other Astec sites. This temporarily impacted our ability to get some products and parts through our facilities. The decision to relocate these products is in line with our long-term strategy to Simplify, Focus and Grow the business to unlock stakeholder value." Mr. Ruffalo went on to say, "We appear to be in the early stages of a positive economic cycle supported by investment in global infrastructure. Many of our customers have projects on their books for the rest of 2021 and some into 2022. As a result, we are pleased with the significant increase in our backlog."

COVID-19 Continuity and Business Operations Update

Our top priority continues to be protecting our employees and their families, our customers and suppliers and our operations from any adverse impacts by taking precautionary measures as directed by health authorities and local governments. Business operations have been fully operational during the first quarter of 2021.

We continue to execute on COVID-19 measures in order to ensure the health and well-being of our employees, their families and communities in which we operate, while continuing to serve our customers’ critical needs.

Closure of Tacoma Facility - In January 2021, we announced plans to close our Tacoma facility in order to simplify and consolidate operations. We expect the Tacoma facility to cease operations in the fourth quarter of 2021. Manufacturing and marketing of Tacoma product lines are expected to be transferred to other Astec facilities in late 2021.

Highway Funding - Federal funding provides a significant portion of all highway, street, roadway and parking construction in the United States. We believe federal funding influences the purchasing decisions of our customers, who are typically more amenable to making capital
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equipment purchases with long-term federal legislation in place. Federal transportation funding under the Fixing America's Surface Transportation Act ("FAST Act"), which was set to expire on September 30, 2020, was temporarily extended for one year through September 30, 2021. We believe a multi-year highway program (such as the FAST Act) will have the greatest positive impact on the road construction industry and allow our customers to plan and execute longer term projects.

Supply Chain - We have experienced only minor interruptions to our supply chain however we are not immune to supply chain disruptions caused by the recent surge in world demand. We are closely monitoring our supply chain and are ready to take proactive actions as needed to mitigate any potential disruptions. We have increased the frequency of communications with our suppliers and customers to ensure business continuity as well as anticipate and prepare for any new developments.

Steel - Steel is a major component of our equipment. Steel prices began increasing in the latter part of 2020. We have experienced further increases in steel pricing entering 2021 and anticipate continued increases throughout 2021. We continue to utilize strategies that include forward-looking contracts and advanced steel purchases to ensure supply and minimize the impact of price volatility.

"In 2020, we continued to execute our plan to transform our company despite the headwinds of the COVID-19 pandemic. Thus far in 2021, we have experienced a ramp up in demand, accompanied by commodity inflation and a tight labor market. We continued to position our business to adjust to these evolving market dynamics, while continuing to execute our transformation strategy. The effort put in by the team over the last 20 months to build a strong foundation throughout our company will pay dividends to our customers, employees and shareholders over the long run. While we are still in the early innings of our transformation, we are pleased that we drove change at a good pace in an effort to place ourselves in the best position to leverage what we earn from the market. We remain excited about our future and continue to see near-term and long-term opportunities in the Rock-to-Road value chain we serve," said Mr. Ruffalo.

Investor Conference Call and Webcast

Astec will conduct a conference call and live webcast today, May 5, 2021, at 10:00 A.M. Eastern Time, to review its first quarter 2021 results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210 (at least 10 minutes prior to the scheduled time for the call). International callers should dial (201) 689-8049. You may also access a live webcast of the call by visiting www.webcaster4.com/Webcast/Page/2146/40763. You will need to give your name and company affiliation and reference Astec Industries. An archived webcast will be available for 90 days at www.astecindustries.com. The supplemental presentation slides are available on the Astec Industries, Inc. website by visiting https://www.astecindustries.com/investor-relations/analyst-information/presentations.html.

A replay of the conference call will be available through May 19, 2021 by dialing (877) 481-4010 or (919) 882-2331 for international callers, Conference ID # 40763. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within five business days after the call.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec’s manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing and mining equipment.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This News Release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in News Release that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "believes," "should," "would," "could," "hope," "forecast," "management is of the opinion," use of the future tense and similar words or phrases. These forward-looking statements are based largely on management's expectations, which are subject to a number of known and unknown risks, uncertainties and other factors discussed and described in our most recent Annual Report on Form 10-K, including those risks described in Part I, Item 1A. Risk Factors thereof, and in other reports filed subsequently by us with the Securities and Exchange Commission, which may cause actual results, financial or otherwise, to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements to reflect future events or circumstances, except as required by law.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results, the Company refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management of the Company does not intend these items to be
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considered in isolation or as a substitute for the related GAAP measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core business. Management of the Company uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to this News Release.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
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Astec Industries Inc.
Condensed Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$284.4	$288.8
Cost of sales	215.9	215.4
Gross profit	68.5	73.4

Operating expenses:
Selling, general, administrative and engineering	58.0	56.2
Restructuring, impairment and other asset charges, net	0.7	2.1
Total operating expenses	58.7	58.3
Operating income	9.8	15.1

Other income:
Interest expense	(0.2)	—
Other income, net of expenses	—	0.2
Income from operations before income taxes	9.6	15.3
Income tax provision (benefit)	0.9	(5.1)
Net income	8.7	20.4
Net loss attributable to noncontrolling interest	—	0.2
Net income attributable to controlling interest	$8.7	$20.6

Earnings per common share
Basic	$0.38	$0.91
Diluted	0.38	0.91

Weighted average shares outstanding
Basic	22,633	22,545
Diluted	22,875	22,713

Diluted EPS	$0.38	$0.91
Facility closures and reduction in force	0.03	0.05
Asset impairment	—	0.07
Gain on sale of property, equipment and business, net	—	(0.03)
Income taxes	—	(0.03)
Adjusted EPS	$0.41	$0.97

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Astec Industries Inc.
Segment Net Sales and Profits
(In millions; unaudited)

	Three Months Ended March 31,
	Infrastructure Solutions	Materials Solutions	Corporate	Total

2021 Net sales	$201.5	$82.9	$—	$284.4
2020 Net sales	202.6	86.2	—	288.8
Change $	(1.1)	(3.3)	—	(4.4)
Change %	(0.5)%	(3.8)%	—%	(1.5)%

2021 Gross profit	48.5	20.0	—	68.5
2021 Gross profit %	24.1%	24.1%	—%	24.1%
2020 Gross profit	52.3	21.0	0.1	73.4
2020 Gross profit %	25.8%	24.4%	N/M	25.4%
Change $	(3.8)	(1.0)	(0.1)	(4.9)

2021 Profit / (loss)	21.0	6.5	(18.8)	8.7
2020 Profit / (loss)	17.2	6.0	(2.9)	20.3
Change $	3.8	0.5	(15.9)	(11.6)
Change %	22.1%	8.3%	(548.3)%	(57.1)%
N/M = Not Meaningful

Segment net sales are reported net of intersegment sales. Segment gross profit is net of profit on intersegment sales. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in millions; unaudited):

	Three Months Ended March 31,
	2021	2020	Change $
Total profit for all segments	$8.7	$20.3	$(11.6)
Recapture of intersegment profit	—	0.1	(0.1)
Net loss attributable to noncontrolling interest	—	0.2	(0.2)
Net income attributable to controlling interest	$8.7	$20.6	$(11.9)
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Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$164.6	$158.6
Investments	7.0	4.3
Trade receivables and contract assets, net	141.2	115.9
Inventories, net	244.2	249.7
Other current assets	35.0	37.3
Total current assets	592.0	565.8
Property, plant and equipment, net	169.6	172.8
Other long-term assets	106.7	109.6
Total assets	$868.3	$848.2

Liabilities
Current liabilities:
Accounts payable	$68.1	$52.7
Other current liabilities	117.0	117.6
Total current liabilities	185.1	170.3
Long-term debt	0.3	0.4
Other long-term liabilities	35.9	34.5
Total equity	647.0	643.0
Total liabilities and equity	$868.3	$848.2

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Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In millions; unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$8.7	$20.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5.0	5.2
Amortization	2.6	1.1
Provision for credit losses	0.3	0.6
Provision for warranties	2.7	2.7
Deferred compensation expense (benefit)	0.7	(0.3)
Share-based compensation	1.4	1.1
Deferred tax provision	0.8	13.5
Gain on disposition of property and equipment	(0.1)	(0.6)
Asset impairment charges	—	1.6
Distributions to SERP participants	(0.3)	(0.1)
Change in operating assets and liabilities, excluding the effects of acquisitions:
Purchase of trading securities, net	(1.4)	(0.4)
Receivables and other contract assets	(26.4)	(16.6)
Inventories	5.0	(0.3)
Prepaid expenses	0.7	3.3
Other assets	(1.2)	(0.8)
Accounts payable	15.8	7.8
Accrued loss reserves	0.1	—
Accrued payroll and related expenses	2.6	(4.6)
Other accrued liabilities	(0.3)	(0.7)
Accrued product warranty	(2.1)	(2.1)
Customer deposits	(0.9)	(5.2)
Income taxes payable/prepaid	0.9	(18.5)
Other	—	(1.7)
Net cash provided by operating activities	14.6	5.4
Cash flows from investing activities:
Acquisitions, net of cash acquired	0.1	—
Overpayment returned on prior sale of subsidiary	(1.1)	—
Expenditures for property and equipment	(3.3)	(5.8)
Proceeds from sale of property and equipment	1.4	1.9
Purchase of investments, net	(0.1)	(0.2)
Net cash used by investing activities	(3.0)	(4.1)
Cash flows from financing activities:
Payment of dividends	(2.5)	(2.5)
Borrowings under bank loans	2.0	—
Repayment of bank loans	(2.3)	(0.7)
Sale of Company stock by SERP, net	0.2	—
Withholding tax paid upon vesting of share-based compensation awards	(3.0)	(0.5)
Net cash used by financing activities	(5.6)	(3.7)
Effect of exchange rates on cash	—	(2.6)
Increase (decrease) in cash and cash equivalents	6.0	(5.0)
Cash and cash equivalents, beginning of period	158.6	48.9
Cash and cash equivalents, end of period	$164.6	$43.9
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Appendix

1Q 2021 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$284.4	$—	$284.4
GP	68.5	—	68.5
GP%	24.1%		24.1%
Operating income	9.8	0.7	10.5
Income taxes	0.9	0.1	1.0
Net income attributable to controlling interest	8.7	0.6	9.3
Diluted EPS	0.38	0.03	0.41

Infrastructure Solutions
Net sales	201.5	—	201.5
GP	48.5	—	48.5
GP%	24.1%		24.1%

Materials Solutions
Net sales	82.9	—	82.9
GP	20.0	—	20.0
GP%	24.1%		24.1%

1Q 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$288.8	$—	$288.8
GP	73.4	—	73.4
GP%	25.4%		25.4%
Operating income	15.1	2.1	17.2
Income taxes	(5.1)	0.6	(4.5)
Net income attributable to controlling interest	20.6	1.5	22.1
Diluted EPS	0.91	0.06	0.97

Infrastructure Solutions
Net sales	202.6	—	202.6
GP	52.3	—	52.3
GP%	25.8%		25.8%

Materials Solutions
Net sales	86.2	—	86.2
GP	21.0	—	21.0
GP%	24.4%		24.4%
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Astec Industries Inc.
GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended March 31,
	2021	2020
Net income attributable to controlling interest	$8.7	$20.6
Adjustments:
Facility closures and reduction in force	0.8	1.1
Asset impairment	—	1.6
Gain on sale of property, equipment and business, net	(0.1)	(0.6)
Income taxes	(0.1)	(0.6)
Adjusted net income attributable to controlling interest	$9.3	$22.1

Diluted EPS	$0.38	$0.91
Adjustments:
Facility closures and reduction in force	0.03	0.05
Asset impairment	—	0.07
Gain on sale of property, equipment and business, net	—	(0.03)
Income taxes	—	(0.03)
Adjusted EPS	$0.41	$0.97

Astec Industries Inc.
EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$284.4	$288.8

Net income attributable to controlling interest	$8.7	$20.6
Interest expense (income), net	0.1	(0.2)
Depreciation and amortization	7.6	6.3
Provision (benefit) from income taxes	0.9	(5.1)
EBITDA	17.3	21.6
EBITDA margin	6.1%	7.5%

Adjustments:
Facility closures and reduction in force	0.8	1.1
Asset impairment	—	1.6
Gain on sale of property, equipment and business, net	(0.1)	(0.6)
Adjusted EBITDA	$18.0	$23.7
Adjusted EBITDA margin	6.3%	8.2%
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